EX-2.1 OTHERDOC
      Statement of Control Person

                                                                    Exhibit 2.1
                                                                    ----------

                             Statement of Control Person


The Statement on this Schedule 13G/A dated June 4, 2002 with respect to the common stock par value $0.001 per share of Discovery Laboratories, Inc. is filed by Samuel D. Isaly in accordance with the provisions of Rule 13d-1(c) and Rule 13d-1(k) respectively as a control person (HC) of Orbimed Advisors LLC and Orbimed Advisors Inc.

Orbimed Advisors Inc. and OrbiMed Advisors LLC file this statement on Schedule 13G/A in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k) respectively as investment advisors (IA).